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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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WALTER B. HEWLETT
EDWIN E. VAN BRONKHORST
THE WILLIAM R. HEWLETT REVOCABLE TRUST

1501 Page Mill Road, MS 3U-10
Palo Alto, CA 94304

March 7, 2002

Dear Fellow Hewlett-Packard Stockholder:

We are convinced that HP has a great future and that the Compaq transaction is WRONG for HP. Trading our crown jewel, Imaging & Printing, for Compaq’s low-margin commodity computing business will reduce stockholders’ ownership in Imaging & Printing by 35%. We urge you to vote “AGAINST” the proposed Compaq transaction on the enclosed GREEN card.

THE CHOICE FOR HP INVESTORS IS CLEAR

There is a much better path. Under the “Focus and Execute” strategy, we believe that:

•	HP has the potential, as the result of the stronger business mix and greater profitability of the “Focus and Execute” strategy, to realize $14 to $17 greater value per share relative to the Compaq merger.[1]

•	By focusing on high-margin Imaging & Printing and high-end services, the HP of tomorrow could realistically double its operating margins from 4.2% to 8.4% in FY 2003.[1]

•	The “Focus and Execute” strategy, would avoid significant dilution of YOUR interest in HP resulting from the issuance of $25 billion in equity to Compaq shareholders and would avoid the substantial revenue loss from merger integration.

•	Under a “Focus and Execute” strategy, HP shareholders would achieve greater value with much less risk.

DO NOT TRADE HP’S CROWN JEWEL, IMAGING & PRINTING, FOR
COMPAQ’S COMMODITY COMPUTING BUSINESS

The proposed merger with Compaq would shrink by over 35% stockholders’ ownership in HP’s crown jewel, the high-growth, high-margin Imaging & Printing business, while doubling stockholders’ exposure to a troubled commodity PC business. We believe tremendous opportunity exists for HP to capture new market share by leading the rest of the industry toward digital solutions. Today, only 4% of the 18.4 trillion pages printed are created digitally.2 The remaining 96% of that market is one of HP’s many great opportunities. Don’t risk foregoing promising opportunities like this by saddling HP with a troubled commodity computing business.

You may be aware that a Rockville, MD based advisory firm, Institutional Shareholder Services (“ISS”), has recommended that shareholders vote for the HP/Compaq merger. We strongly disagree with the ISS decision. We believe ISS has missed the point and that the HP/Compaq merger will destroy stockholder value. It has been widely reported and many clients of ISS have told us they are independently evaluating the financial and strategic implications of the transaction. We believe many of these ISS clients will vote their HP shares AGAINST the merger based on the lack of merit of the proposed transaction.

ISS primarily advises its clients on matters related to corporate governance. ISS clearly has a predisposition to support management and makes a general presumption that boards do the right thing. In the post-Enron world, it is obvious that these assumptions need to be questioned. This is especially the case here, given the obvious strength of the arguments against the proposed merger and the market’s dramatic reaction to the merger — once upon announcement of the proposed merger when HP’s stock price dropped 18.7% and again when HP’s stock price rose 17.3% on the day we announced our opposition to the proposed merger. Since this merger was announced, HP stockholders have lost almost $9 billion relative to an index of comparable companies.3

HP COULD GET A LOT MORE FOR A LOT LESS BY INVESTING IN HP,
AND NOT BUYING COMPAQ

We are convinced today more than ever that HP is a strong company with dedicated and hard-working employees. We are confident that you will continue to analyze the proposed merger with Compaq thoroughly and make the right choice to vote “AGAINST” the proposed acquisition of Compaq.

As a stockholder, my interest is like yours, to do what is best for HP. The value of our investment in HP is at stake. Simply put:

•	Acquiring Compaq costs too much — HP claims, “Most [tech mergers] were done in hot markets at hot prices...This is a deal that was not done in a hot market and a hot price. We got wonderful value, we think.” However, the numbers speak for themselves. HP is paying an unprecedented 48.2 times Compaq’s CY 2002 estimated earnings for Compaq, more than twice what other acquirers have historically paid for computer companies and more than two times HP’s own multiple.[4]

HISTORICAL COMPUTER MERGER
FORWARD P/E RATIOS5

•	The strategy is all wrong — HP management’s underlying notion that the way to succeed is to be all things to all people does not work. HP’s successful competitors have not pursued such a strategy and have instead focused on building their core competencies. In addition, the majority of the information technology managers prefer products that are “best of breed” as opposed to integrated packages of end-to-end solutions.[6] In our opinion, becoming the number one player in low-end commodity computing does not produce significant profit or build stockholder value. This transaction creates scale in the wrong businesses and does not offer solutions for HP’s strategic gaps in software and high-end services. HP should not build scale in commodity computing, especially when scale has not proven to be an effective advantage against Dell’s superior business model. “. . . in the U.S. corporate market, we have more share than our top three competitors combined [Compaq, HP and IBM], and we’re gaining share and they’re losing share, and we’re profitable and they’re not.” (Dell 4th Quarter earnings call)

•	Massive integration risks — Neither HP nor Compaq management has any experience with a merger of this scale. Technology mergers are extremely difficult to integrate due to the velocity, complexity and competitiveness in tech markets. Past attempts at large mergers in the computing industry have all failed. With no track record of successful integrations, why would you trust HP and Compaq management to succeed where others have failed? If HP and Compaq merge, products and product lines will be discontinued, which we believe will give rise to unhappy customers and lost sales while HP and Compaq attempt to integrate two large technology companies with over 145,000 employees in 160 countries. How will HP’s special talent for innovation survive in this chaos?

BEFORE YOU VOTE YOU ALSO HAVE THE RIGHT TO KNOW

•	The chief executive officers of both HP and Compaq who are recommending the proposed merger will undoubtedly receive multi-million dollar employment agreements if the proposed merger occurs. The interests of these officers in the proposed merger are therefore different from those of stockholders generally. We filed materials relating to the compensation packages that were being contemplated for these officers with the Securities and Exchange Commission on February 28, 2002, which you may view on our website at www.votenohpcompaq.com.

•	Under the terms of the compensation packages that were being contemplated, Ms. Fiorina and Mr. Capellas would have received compensation valued at more than $115 million.[7] This is far in excess of the $8 million and $14.4 million retention bonuses that Ms. Fiorina and Mr. Capellas voluntarily declined, which HP has touted and the press widely reported as being done to avoid the appearance of conflict.[8]

•	Even ISS concludes that “. . . HP’s decision not to disclose what clearly were advanced discussions falls far short of the good corporate governance ideal.”[9]

WE URGE YOU TO VOTE “AGAINST” THE COMPAQ MERGER BY CHECKING THE “AGAINST” BOX ON YOUR GREEN PROXY. SIMPLY SIGN, DATE AND MAIL BACK YOUR GREEN CARD PROMPTLY. PLEASE DO NOT RETURN ANY WHITE PROXY CARDS.

If you have previously voted management’s white proxy, you have every proper and legal right to change your mind. Only your latest dated proxy will be counted.

A $25 BILLION MISTAKE IS NOT THE HP WAY.

Thank you for your continued support.

Sincerely,

WALTER B. HEWLETT

1 Based on assumptions outlined in a report titled “HP Has Higher Value, Lower Risk Strategic Alternatives to the Proposed Merger” filed with the SEC on 2/19/02.

2 Presentation by Vyomesh Joshi to the HP Security Analyst Meeting conference filed with the SEC pursuant to Rule 425 on 2/27/02.

3 The comparable company index represents the combined common stock performance of Accenture Ltd, Apple Computer, Inc., Computer Sciences Corporation, Dell, Electronic Data Systems Corporation, EMC Corporation, Gateway, Inc., International Business Machines Corporation, KPMG International, Network Appliance, Inc., and Sun Microsystems, Inc. These comparable companies are the same companies used by Goldman Sachs in performing its “Selected Companies Analysis” in connection with rendering its fairness opinion to HP.

4 Based on stock prices and First Call consensus estimates as of March 5, 2002 and the mean of the following precedent transactions: HP/Apollo in April 1989, AT&T/NCR in December 1990, Gateway/Advanced Logic Research in June 1997, Compaq/Tandem in June 1997 and Compaq/DEC in January 1998.

5 HP/Compaq multiple is based on Compaq full FY02 EPS estimate from First Call and HP price as of February 15, 2002, based on deal ratio of 0.6325 HP shares for each share of Compaq. Historical forward P/E ratios are based on the terms of the deal as per company filings at time of announcement and target First Call EPS estimates for the next fiscal year on the day prior to the announcement of the deal.

6 Goldman Sachs, “Goldman Sachs IT Spending Survey: United States,” 2/4/02, pg. 17.

7 In evaluating the compensation packages for Ms. Fiorina and other senior executives of HP and Compaq, the compensation committee, including Mr. Hewlett, recognized that if the proposed merger were to occur, it would present enormous integration challenges that would require a significant commitment of time from, and the substantial efforts of, senior management. With the help of expert employee benefits consultants, the compensation committee attempted to develop compensation packages that would likely result in the necessary commitment from senior management.

8 Associated Press, 1/14/02, see also, Dow Jones International News Service, 11/16/01 (“H-P said Fiorina declined to participate in the retention program to avoid a possible conflict of interest”), Associated Press, 11/16/01 (“[b]oth CEOs wanted to avoid the appearance of potential conflicts of interest, according to company officials”).

9 ISS Proxy Analysis: Hewlett Packard Company, pg. 19, March 5, 2002.

     Forward-Looking Statements. The views expressed in this letter contain judgments, which are subjective in nature and in certain cases forward-looking in nature. This letter also contains estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature, involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained in this letter does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold.

     Additional Information. On February 5th, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, “The Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger including Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons” definitive proxy statement and any other documents relating to the Filing Persons” Solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885, or by sending an email to proxy@mackenziepartners.com.